Exhibit 99.1

Corporate Headquarters
For Immediate Release		40W267 Keslinger Road
PO Box 393
For Details Contact:		LaFox, IL 60147-0393
Ed Richardson	David J. DeNeve	USA
Chairman and Chief Executive Officer	Senior Vice President and	Phone: (630) 208-2200
Richardson Electronics, Ltd.	Chief Financial Officer	Fax: (630) 208-2550
Phone: (630) 208-2340	Richardson Electronics, Ltd.
E-mail: info@rell.com

Richardson Reports Record Second Quarter Sales, a 6.4% Increase over Prior Year

LaFox, IL, Wednesday, January 10, 2007: Richardson Electronics, Ltd. (NASDAQ: RELL) announced today results for its fiscal second quarter ended December 2, 2006. Sales in the quarter were $165.8 million, an increase of 6.4% from the second quarter of fiscal 2006. Gross profit improved 2.7% to $40.6 million, or 24.5% of net sales in the second quarter of fiscal 2007 as compared with $39.5 million in the same quarter last year. The prior year’s second quarter included a $0.9 million favorable adjustment to warranty expense which improved gross margin from 24.7% to 25.4% last fiscal year.

SG&A expenses in the second quarter of fiscal 2007 included restructuring expense of $0.6 million related to the implementation of the fiscal 2007 global restructuring plan and stock compensation expense of $0.3 million related to Statement of Financial Accounting Standards No. 123(R) which was adopted in the first quarter of fiscal 2007. Operating income decreased to $4.1 million in the second quarter of fiscal 2007 from $7.2 million in the prior year period. SG&A as a percentage of net sales increased to 21.8% of sales in the second quarter of fiscal 2007 as compared with 20.7% of sales in the same quarter last year. Other expense included a foreign exchange gain of $0.2 million during the second quarter of fiscal 2007 as compared to a foreign exchange loss of $3.8 million last year. The foreign exchange variance was due to the weakening of the U.S. dollar, primarily related to receivables due from foreign subsidiaries to the U.S. parent company and denominated in foreign currencies.

Net income was $1.1 million in the second quarter of fiscal 2007, or $0.06 per diluted common share, as compared with net income of $0.3 million, or $0.02 per diluted common share, in the second quarter last fiscal year. Excluding the restructuring expense of $0.6 million and the stock compensation expense of $0.3 million, net income was $2.0 million in the second quarter of fiscal 2007, or $0.11 per diluted common share. We present these adjusted net income figures because we did not incur restructuring or stock compensation expenses in the second quarter of fiscal 2006 and believe that such presentation is useful for comparative purposes.

RF, Wireless & Power Division (RFPD) led the sales growth for the second quarter of fiscal 2007, increasing sales 13.1% to $90.0 million with higher demand of infrastructure, power conversion, and passive/interconnect products. Sales in the Electron Device Group were $25.5 million, a 3.6% increase from the prior year due to continued growth in semiconductor fabrication products. Security Systems Division/Burtek Systems’ sales remained relatively flat at $28.1 million during the second quarter of fiscal 2007 versus the same period last year. Sales in the Display Systems Group (DSG) were 2.3% lower for the second quarter of fiscal 2007 at $21.4 million due to delays in project based business for custom displays and lower demand for cathode ray tubes (CRT) as compared with the same quarter in fiscal 2006.

On a geographic basis, sales in Europe grew 14.0% to $39.8 million for the second quarter of fiscal 2007 due to continued growth in wireless, display system, and electron device products sales. Sales in Asia/Pacific increased 12.9% to $39.3 million with strong demand for wireless infrastructure and power conversion products. Sales in North America increased to $81.3 million, a 2.6% increase from the second quarter of fiscal 2006 with growth in electron device, wireless, and security system products lines. Sales in Latin America decreased 19.4% to $4.8 million due to a decline in sales of security products.

“Forecasting sales for DSG continues to be a challenge as the business is heavily dependent on the rollout of large projects. Extended delivery on several of the projects resulted in sales and gross margin percentage being lower than our expectations,” said Edward J. Richardson, Chairman, Chief Executive Officer and President. “RFPD’s continued sales growth around the globe has helped us continue our year-over-year sales improvement while the global restructuring plan will streamline the organization which will impact our overall performance during the next twelve months.”

On Thursday, January 11, 2007 at 9:00 a.m. CST, Mr. Edward J. Richardson, Chairman, Chief Executive Officer and President, will host a conference call to discuss the release. A question and answer session will be included as part of the call’s agenda. To listen to the call, please dial 800-553-0349 approximately five minutes prior to the start of the call. A replay of the call will be available from 12:30 p.m. on January 11, 2007 through April 11, 2007. The telephone numbers to access the replay in the U.S. is 800-475-6701 and outside of the U.S. is 320-365-3844; access code 857688.

This release includes certain “forward-looking” statements as defined by the SEC. Statements in this press release regarding the Company’s business which are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. The Company assumes no responsibility to update the forward-looking statements in this release as a result of new information, future events, or otherwise.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of “Engineered Solutions,” serving the RF, Wireless & Power Conversion; Electron Device; Security; and Display Systems markets. The Company delivers engineered solutions for its customers’ needs through product manufacturing, systems integration, prototype design and manufacture, testing and logistics.

Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.

Richardson Electronics, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 2, 2006	December 3, 2005	December 2, 2006	December 3, 2005
Statements of Operations

Net sales	$165,806	$155,837	$331,561	$313,982
Cost of sales	125,227	116,331	249,663	235,944

Gross profit	40,579	39,506	81,898	78,038
Selling, general, and administrative expenses	36,130	32,283	71,509	65,264
(Gain) loss on disposal of assets	339	(22)	320	(162)

Operating income	4,110	7,245	10,069	12,936

Other (income) expense:
Interest expense	2,797	2,320	5,780	4,597
Investment income	(737)	(23)	(814)	(131)
Foreign exchange (gain) loss	(189)	3,819	205	3,682
Retirement of long-term debt expenses	—	—	2,540	—
Other, net	25	131	59	175

Total other expense	1,896	6,247	7,770	8,323

Income before income taxes	2,214	998	2,299	4,613
Income tax provision	1,132	705	2,316	2,500

Net income (loss)	$1,082	$293	$(17)	$2,113

Net income (loss) per share – basic:
Common stock	$0.06	$0.02	$(0.00)	$0.12

Common stock average shares outstanding	14,451	14,293	14,435	14,284

Class B common stock	$0.06	$0.02	$(0.00)	$0.11

Class B common stock average shares outstanding	3,073	3,110	3,073	3,110

Net income (loss) per share – diluted:
Common stock	$0.06	$0.02	$(0.00)	$0.12

Common stock average shares outstanding	17,669	17,462	14,435	17,475

Class B common stock	$0.06	$0.02	$(0.00)	$0.11

Class B common stock average shares outstanding	3,073	3,110	3,073	3,110

Dividends per common share	$0.040	$0.040	$0.080	$0.080

Dividends per Class B common share	$0.036	$0.036	$0.072	$0.072

Richardson Electronics, Ltd.

Net Sales and Gross Profit

For the Second Quarter and First Six Months of Fiscal 2007 and 2006

(Unaudited, in thousands)

By Business Unit:

	Net Sales			Gross Profit
	FY 2007	FY 2006	% Change	FY 2007	GP % of Sales	FY 2006	GP% of Sales

Second Quarter
RF, Wireless & Power Division	$89,994	$79,569	13.1%	$20,392	22.7%	$18,645	23.4%
Electron Device Group	25,494	24,607	3.6%	8,339	32.7%	7,712	31.3%
Security Systems Division/Burtek Systems	28,092	28,268	(0.6%)	7,545	26.9%	7,155	25.3%
Display Systems Group	21,380	21,894	(2.3%)	5,192	24.3%	6,118	27.9%
Corporate	846	1,499		(889)		(124)

Total	$165,806	$155,837	6.4%	$40,579	24.5%	$39,506	25.4%

Six Months
RF, Wireless & Power Division	$181,326	$160,726	12.8%	$41,855	23.1%	$36,841	22.9%
Electron Device Group	50,168	48,445	3.6%	16,050	32.0%	15,444	31.9%
Security Systems Division/Burtek Systems	54,410	55,172	(1.4%)	14,512	26.7%	14,169	25.7%
Display Systems Group	43,209	46,344	(6.8%)	10,157	23.5%	12,133	26.2%
Corporate	2,448	3,295		(676)		(549)

Total	$331,561	$313,982	5.6%	$81,898	24.7%	$78,038	24.9%

By Geographic Area:

	Net Sales			Gross Profit
	FY 2007	FY 2006	% Change	FY 2007	GP % of Sales	FY 2006	GP% of Sales
Second Quarter
North America	$81,284	$79,219	2.6%	$21,788	26.8%	$21,052	26.6%
Asia/Pacific	39,295	34,793	12.9%	9,014	22.9%	8,221	23.6%
Europe	39,799	34,925	14.0%	10,074	25.3%	9,041	25.9%
Latin America	4,817	5,980	(19.4%)	1,365	28.3%	1,627	27.2%
Corporate	611	920		(1,662)		(435)

Total	$165,806	$155,837	6.4%	$40,579	24.5%	$39,506	25.4%

Six Months
North America	$164,516	$161,340	2.0%	$43,554	26.5%	$42,541	26.4%
Asia/Pacific	78,801	71,993	9.5%	18,581	23.6%	17,359	24.1%
Europe	76,219	67,731	12.5%	19,892	26.1%	18,367	27.1%
Latin America	10,395	11,980	(13.2%)	2,988	28.7%	3,149	26.3%
Corporate	1,630	938		(3,117)		(3,378)

Total	$331,561	$313,982	5.6%	$81,898	24.7%	$78,038	24.9%

Note:	Europe includes net sales and gross profit to the Middle East and Africa.

  Latin America includes net sales and gross profit to Mexico.

  Corporate consists of freight, other non-specific net sales and gross profit, and customer cash discounts.

Richardson Electronics, Ltd.

Pro Forma Net Income and Net Income Per Share

For the Second Quarter of Fiscal 2007

	Actual	Per Share
Net income, as reported	$1,082	$0.06
Adjustments, net of income tax effect
Restructuring expense	559	0.03
Stock compensation expense	319	0.02

Net income, pro forma	$1,960	$0.11

Richardson Electronics, Ltd.

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited December 2, 2006	June 3, 2006
Assets
Current assets:
Cash and cash equivalents	$13,610	$17,010
Receivables, less allowance of $2,230 and $2,142	117,280	115,733
Inventories	124,639	117,320
Prepaid expenses	6,720	3,739
Deferred income taxes	1,529	1,527

Total current assets	263,778	255,329

Non-current assets:
Property, plant and equipment, net	31,434	32,357
Goodwill	13,245	13,068
Other intangible assets, net	2,151	2,413
Non-current deferred income taxes	1,518	1,300
Assets held for sale	1,052	1,018
Other assets	1,423	3,814

Total non-current assets	50,823	53,970

Total assets	$314,601	$309,299

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$54,998	$52,494
Accrued liabilities	31,334	30,588
Current portion of long-term debt	8,016	14,016

Total current liabilities	94,348	97,098

Non-current liabilities:
Long-term debt, less current portion	120,819	112,792
Non-current liabilities	1,322	1,169

Total non-current liabilities	122,141	113,961

Total liabilities	216,489	211,059

Commitments and contingencies	—	—
Stockholders’ equity
Common stock, $0.05 par value; issued 15,784 shares at December 2, 2006 and 15,663 shares at June 3, 2006	789	783
Class B common stock, convertible, $0.05 par value; issued 3,073 shares at December 2, 2006 and 3,093 shares at June 3, 2006	154	155
Preferred stock, $1.00 par value, no shares issued	—	—
Additional paid-in-capital	119,000	119,149
Common stock in treasury, at cost, 1,250 shares at December 2, 2006 and 1,261 shares at June 3, 2006	(7,407)	(7,473)
Accumulated deficit	(19,065)	(19,048)
Accumulated other comprehensive income	4,641	4,674

Total stockholders’ equity	98,112	98,240

Total liabilities and stockholders’ equity	$314,601	$309,299